Exhibit 10.1

AGREEMENT OF SETTLEMENT AND RELEASE

B E T W E E N:

MDC Partners Inc.

(hereinafter referred to as “MDC”)

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Stephanie Nerlich

(hereinafter referred to as “Executive”)

WHEREAS, Executive and MDC are parties to that certain Amended and Restated Employment Agreement dated November 1, 2017 (the “Employment Agreement”);

AND WHEREAS, the parties have mutually agreed that Executive’s employment with MDC would cease effective as of June 3, 2019 (the “Termination Date”);

AND WHEREAS, the parties have agreed to resolve and settle in full all claims of any kind that could be or could have been raised by Executive under any federal or provincial law or under any statute or contract or tort law or otherwise, against MDC and its partners, subsidiaries, affiliates, unincorporated divisions, successors or assigns, or against any past or present director, officer, agent, shareholder or individual now or previously employed by or representing any of them;

NOW THEREFORE, the parties agree as follows:

1.       MDC shall pay to Executive the following amounts (the “Separation Payments”), which shall be paid by MDC not later than 10 business days after the Termination Date:

(i)	in accordance with the Employment Agreement, the aggregate sum of CDN $1,157,500; and

(ii)	(ii) in accordance with that certain retention bonus letter agreement between MDC and Executive dated December 21, 2018, an amount equal to USD $500,000.

The Separation Payments are in full satisfaction of any and all claims Executive may have against MDC and exceed in value any payments to which Executive may otherwise be entitled.

2.       MDC shall pay to Executive an amount equal to Executive’s accrued but unpaid base salary through the Termination Date, to be paid in the same manner as Executive’s base salary and benefit were previously paid in the ordinary course.

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3.       MDC shall provide Executive with continued participation on the same basis in the health benefit plans in which the Executive is currently participating for a period to end on the earlier of (i) December 31, 2019 and (ii) the date on which the Executive is eligible to receive coverage and benefits under the same type of plan of a subsequent employer.

4.       MDC shall reimburse Executive for all outstanding business expenses incurred in the course of her employment prior to the Termination Date.

5.       Executive shall remain eligible to receive a cash payout from MDC pursuant to the terms and conditions of that certain 2018 LTIP Award Agreement between MDC and Executive dated as of February 23, 2018 in a target amount equal to $250,000 (the “2018 LTIP Award”). Payment of any amount under the 2018 LTIP Award shall be based upon the achievement by MDC of the underlying financial performance targets during the applicable performance period termination and calculated in light of Executive’s termination without “Cause” as of June 3, 2019. Payment (if any) by MDC of any amount due under the 2018 LTIP Award will be made on the “Performance Award Payment Date” specified in the underlying award agreement and shall also be conditioned upon and subject to Executive’s ongoing compliance with the terms and conditions of this Agreement following the Termination Date.

6.       Executive will remain eligible to receive a pro-rated portion of the unvested and outstanding restricted shares of MDC Class A stock previously granted to her by MDC pursuant to, and in accordance with, all of the terms and conditions of the following outstanding Restricted Stock Unit Grant Agreements:

(i)	40,000 shares granted on January 31, 2017; and

(ii)	26,738 shares granted on February 28, 2018.

The potential pro-rated vesting of the foregoing stock unit grants shall remain subject to the terms and conditions of the underlying grant agreement, including the achievement by MDC of the specified financial performance targets during the applicable performance periods.

7.       Notwithstanding the provisions of the Employment Agreement to the contrary, Executive will not remain eligible to receive a pro-rata portion of her “Annual Discretionary Bonus” with respect to calendar year 2019.

8.       Unless otherwise specified herein, all monetary amounts referred to herein shall be in Canadian funds and shall be subject to withholding of taxes and other deductions required by law or as agreed to, in writing, between the parties.

9.       Executive acknowledges that, in the course of her employment, she was provided with information which is confidential or proprietary in nature, as to MDC or its clients relating to their business affairs, property, methods of operation or other data (the “Confidential Information”), and that, the goodwill afforded to MDC depends upon, MDC and its employees keeping such information confidential. Executive acknowledges that MDC would be irreparably damaged if the Confidential Information were disclosed to or utilized on behalf of others. Therefore, Executive agrees that, she will not at any time disclose to any person or use any Confidential Information, or permit any person to examine and/or make copies of any documents which contain or are derived from Confidential Information, whether prepared by Executive or otherwise coming into the Executive’s possession or control without the prior written consent of MDC. Executive agrees that MDC shall be entitled to cease making the Separation Payments and enforce the remedies contained therein in the event of any breach by Executive of these confidentiality obligations.

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10.       Executive hereby acknowledges and reaffirms all of her restrictive covenants set forth in Section 8 of the Employment Agreement, which covenants shall remain in full force and effect following the Termination Date.

11.       Executive agrees not to, either directly or indirectly, publish or disclose the contents of this agreement or any terms thereof, in any manner whether in writing or orally, to any individual or entity (except for any one from whom Executive obtains professional advice regarding this agreement) directly or indirectly, whether individually or by or through any agent, representative, attorney or other person. Executive agrees that she will not say, write or cause to be said or written, any statement that may be considered defamatory, derogatory or disparaging of any of the Releasees. MDC agrees to use commercially reasonable efforts to cause its senior executives to not say, write or cause to be said or written, any statement that may be considered defamatory, derogatory or disparaging of Executive.

12.       The parties agree that this agreement may not be used as evidence by either of them in any action or proceeding except one in which one of the parties alleges a breach of this agreement.

13.       In consideration for the payments and other promises contained in this agreement, Executive agrees to execute the attached full and final Release.

14.       This agreement and the terms hereof supersede and replace all prior discussions and/or agreements made between the parties, whether oral or written, and shall constitute the entire agreement between the parties with respect to all matters contemplated by this agreement and the parties hereto do not rely upon or regard as material, any representations or writings whatsoever not incorporated into and made a part of this agreement. This agreement shall not be amended, altered or modified except in writing signed by the parties.

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THIS AGREEMENT may be executed in counterparts, all of which together shall constitute a single, original instrument.

HAVING READ AND UNDERSTOOD THE RELEASE, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AND RELEASE AS OF THE DAY AND YEAR FIRST WRITTEN BELOW.

DATED this 5th day of June 2019.

MDC Partners Inc.
	Per:	/s/ Mitchell Gendel
Name: Mitchell Gendel Title: General Counsel
I have the authority to bind the corporation

/s/	/s/ Stephanie Nerlich
Witness:	Stephanie Nerlich

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RELEASE AND INDEMNITY

IN CONSIDERATION for the payment of the sum of Ten ($10.00) Dollars and the “Separation Payments” payable pursuant to Section 1 of the Agreement of Settlement and Release, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, I STEPHANIE NERLICH, for myself, my heirs, executors, administrators and assigns, hereby release and forever discharge MDC PARTNERS INC. and its subsidiaries, affiliates, unincorporated divisions, predecessors, successors and assigns, and all of their past and present officers, directors, representatives, agents, shareholders and employees (collectively the “Releasees”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which I ever had, now have or may have hereafter against any of them, by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter whatsoever up to and including the date on which this agreement becomes effective. Without limiting the generality of the foregoing, this instrument shall release the Releasees from any claim arising out of or in any way relating to my employment or the cessation thereof, including but not limited to all claims that could have been raised under the Employment Standards Act of Ontario, 2000 as amended, the Human Rights Code of Ontario, as amended, Workplace Safety and Insurance Act, Occupational Health and Safety Act, including but not limited to any claim for commissions, vacation pay, overtime pay, health benefits, RSUs, bonuses, payment under any bonus or other compensation plan and any other compensation of any kind whatsoever under any federal or provincial law, by statute, regulation, contract or tort law, or and that I have not been subjected to any unequal treatment contrary to the Ontario Human Rights Code.

AND FOR THE SAID CONSIDERATION I further agree not to make any claim or demand or commence, maintain or prosecute any action, cause or proceeding for damages, compensation, loss or any relief whatsoever against the said Releasees in respect of any cause, matter or thing whatsoever arising out of or in consequence of my employment or the termination of my employment with the Releasees. I further agree that this Release shall operate conclusively as an estoppel in the event of any such claim, action or proceeding and may be pleaded accordingly.

AND FOR THIS CONSIDERATION I further agree to indemnify and save harmless the Releasees from any and all claims or demands under the Income Tax Act of Canada and/or the Income Tax Act of the Province of Ontario and/or under the Employment Insurance Act of Canada, in respect of any failure on the part of the Releasees to withhold income tax and/or any amounts previously paid to me by Social Development Canada on account of employment insurance benefits received from the said consideration any interest or penalties relating to same, and further, to indemnify the Releasees for any costs or expenses it may incur in defending such claims or demands.

NOTWITHSTANDING THE FOREGOING, this Release shall not apply to any actions, causes of action, claims and demands which I may have relating to the failure or the refusal of the Releasees to comply with the terms of settlement as agreed upon.

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AND I HEREBY DECLARE that I fully understand the terms of this settlement and have received or was afforded the opportunity to receive independent legal advice prior to executing this document and that I voluntarily accept the consideration offered for the purpose of making full and final compromise and settlement of all claims as aforesaid.

AND I HEREBY AGREE AND UNDERTAKE to resign as an officer and/or director from any companies referred to above and shall execute any documentation required for such purpose.

IT IS UNDERSTOOD AND AGREED that I hereby undertake and agree not to disclose the facts of this settlement or agreement or the terms thereof to any third party without the written consent of the Releasees, except persons from whom I receive professional advice, my immediate family or as required by law. I also hereby undertake and agree that I will not make any disparaging remarks against the Releasees.

THIS RELEASE AND INDEMNITY shall be deemed to have been made in and shall be construed in accordance with the laws of the Province of Ontario.

THIS RELEASE AND INDEMNITY shall enure to the benefit of and be binding upon the undersigned, the Releasees and their respective heirs, executors, administrators, legal personal representatives, successors and assigns.

IT IS UNDERSTOOD AND AGREED that the giving of the aforesaid consideration is deemed to be no admission whatsoever of liability on the part of the Releasees.

IN WITNESS WHEREOF I have hereunto set my hand and seal at ________ this ____ day of June, 2019.

SIGNED, SEALED AND DELIVERED in the presence of
/s/	/s/ Stephanie Nerlich
Witness:	Stephanie Nerlich